UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2021

Mesa Air Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-38626	85-0302351
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

410 North 44th Street, Suite 700	85008
Phoenix, Arizona	(Zip Code)
(Address of principal executive offices)

(602) 685-4000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange of Which Registered
Common Stock, no par value	MESA	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 8.01 Other Events.

On July 1, 2021, Mesa Air Group, Inc. (the “Company”) entered into (a) a Series A Preferred Stock Purchase Agreement (the “Series A Preferred Purchase Agreement”) among the Company, United Airlines, Inc. (“United”), certain other investors signatory thereto, and Heart Aerospace Incorporated (“Heart”), (b) an Aircraft Purchase Agreement with Heart (the “Aircraft Purchase Agreement”), and (c) a Warrant to purchase shares of Heart (the “Warrant”).  Heart, headquartered in Gothenburg, Sweden, is designing and developing an electric aircraft (the “ES-19 Aircraft”) for, among other things, commercial passenger transportation.  The ES-19 Aircraft will have a 19 passenger capacity, an operating range of approximately 250 miles, and is currently targeting certification for commercial operations by 2026.

The Series A Preferred Purchase Agreement provides for the purchase by the Company of $5.0 million of shares of Series A Preferred Stock of Heart (the “Series A Shares”), representing an approximate 3.7% interest in the initial fully diluted equity of Heart.  The Company and the other parties to the Series A Preferred Purchase Agreement have also entered into an Investor Rights Agreement, a Voting Agreement, and a Right of First Refusal and Co-Sale Agreement, which agreements set forth certain customary rights and obligations of the parties thereto with respect to the Series A Shares.

The Aircraft Purchase Agreement provides for the purchase by the Company of a given quantity of Heart ES-19 aircraft at a fixed base purchase price for an aggregate base purchase price of up to $1.2 billion (or 100 aircraft), and grants the Company an option, at its election, to order an additional quantity of aircraft from Heart at the same unit price for an additional aggregate base purchase price of up to $600 million (or 50 aircraft).  The Company’s obligation under the Aircraft Purchase Agreement is subject to the Company and Heart first agreeing in the future to a number of terms and conditions, which may or may not be met.

The Warrant grants the Company the right to purchase a number of shares of Heart common stock equal to approximately 2.49% of Heart’s fully diluted current capitalization, at a per share price of $0.01.  The Warrant expires on the nine (9) year anniversary of its issuance.  The Warrant vests and becomes exercisable upon completion of certain specified milestones, including the following:

•

50% of the Warrant vests upon Heart’s completion of (A) a SPAC transaction in which the Company is afforded the opportunity to invest, and does invest, the lesser of (i) $12.5 million and (ii) 2.5% of the aggregate proceeds raised in a PIPE or other financing transaction in which the investors receive publicly-listed securities, (B) an IPO of Heart, or (C) a direct listing of Heart’s shares;

•	10% of the Warrant vests upon the approval of the ES-19 final Type Certificate by the FAA;

•	20% of the Warrant vests upon the purchase by the Company of the first 25 firm aircraft under the Aircraft Purchase Agreement;

•	10% of the Warrant vests upon the purchase by the Company of the next 25 firm aircraft under the Aircraft Purchase Agreement; and

•	The remaining 10% of the Warrant vests upon the purchase by the Company of the final 50 firm aircraft under the Aircraft Purchase Agreement.

Any shares underlying the Warrant that have not vested will automatically vest upon a Change of Control (as defined in the Warrant) of Heart.

A copy of the press release issued in connection with the foregoing is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release, Dated July 13, 2021, issued by Mesa Air Group, Inc.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 22, 2021	MESA AIR GROUP, INC.

	By:	/s/ Brian S. Gillman
	Name:	Brian S. Gillman
	Title:	Executive Vice President and General Counsel